Exhibit 10.1

Employment Agreement

This Employment Agreement is entered into between:

Westinghouse Solar, Inc.

1475 Bascom Ave., Suite 101

Campbell, CA  95008

(“the Company”)

and

Margaret Randazzo

1230 McKendrie St.

San Jose, CA 95126 (the “EXECUTIVE")

1  Date of employment
1.1  Effective May 7, 2012 (“Effective Date”), EXECUTIVE is employed as Interim Chief Executive Officer in the Company (“ICEO”).  This employment agreement (“Agreement”) replaces all previous agreements concerning the EXECUTIVE’s employment with the Company or with any of its affiliates and/or predecessors, in any capacity, except, for the avoidance of doubt, all Company proprietary rights agreements signed by EXECUTIVE shall remain in full force and effect.

2  The initial duties of the EXECUTIVE
2.1  For so long as EXECUTIVE holds the position of ICEO, EXECUTIVE is, in cooperation with the other members of the Executive Management, responsible for the daily management of the Company subject to instructions and guidelines of the Board of Directors (“Board’) of the Company.

2.2  The Board of Directors (“Board’) of the Company determines the directions applicable to the activities of the Company at any time.  It is the responsibility of the EXECUTIVE towards the Board that the activities of the Company are carried out in accordance with such directions, the Agreement and Plan of Merger (“Merger Agreement”) between the Company, CBD Energy Limited (“CBD”) and CBD-WS Merger Sub, Inc., the Company’s Certificate of Incorporation and Bylaws, and current legislation and law.

2.3  All questions of extraordinary character or major importance to the Company shall be submitted by the EXECUTIVE to the Board and the CBD Liaison (as defined in the Merger Agreement).

2.4  The EXECUTIVE is entitled to sign on behalf of the Company in matters concerning the day-to-day operations of the Company, subject to the restrictions in this Employment Agreement and otherwise in accordance with the Company’s Certificate of Incorporation and Bylaws, the Merger Agreement, and authorities delegated by the Board.

2.5  EXECUTIVE  shall hold the position of ICEO and perform the duties of such office from the Effective Date until the consummation of the Merger Agreement, or such later date as is determined by mutual agreement of EXECUTIVE and the senior executive officer (“Managing Director”) of CBD. However, if the Merger is not consummated and closed pursuant to the terms of the Merger Agreement by a date no later than December 31, 2012, the Board of Directors of the Company shall have the discretion to determine the terms and conditions of EXECUTIVE’s employment.

3  Follow-on duties of EXECUTIVE
3.1  Provided the Merger is consummated, as such term is defined in the Merger Agreement, and all of the transactions contemplated by the Merger Agreement are closed, then upon appointment by the Managing Director of CBD of a replacement Chief Executive Officer for the Company, EXECUTIVE shall be appointed to a senior executive position in the Company or within CBD or another of its subsidiaries as shall be assigned by the Managing Director of CBD and reasonably acceptable to EXECUTIVE (the “Successor Position”).  For the avoidance of doubt, all provisions of this Agreement that refer to actions or events in the Successor Position are contingent upon the consummation and closing of the Merger pursuant to the terms of the Merger Agreement. If EXECUTIVE is employed in a Successor Position with CBD or any subsidiary or affiliate of CBD other than the Company, such employer is referred to herein as the Successor Employer.  The Company and the Successor Employer are each sometimes referred to an “Employer” and collectively as “Employers”.   In the event of employment of EXECUTIVE in a Successor Position, this Employment Agreement shall continue to apply in connection with EXECUTIVE’s employment therein.

3.2  The duties of EXECUTIVE in the Successor Position shall be specified at and reasonably agreeable to EXECUTIVE at the time of the appointment.

3.3  Thereafter, at the discretion of the Managing Director of CBD, EXECUTIVE may be assigned to further Successor Positions, and this Agreement shall continue to apply in connection with EXECUTIVE’s employment therein.

4  Additional duties during the employment

4.1  The EXECUTIVE is obliged to use the EXECUTIVE’s full working capacity and best efforts in the service of Employer. In performing her duties under this Agreement, EXECUTIVE must comply with all applicable laws and Company policies, avoid conflicts of interest and in making decisions on behalf of the Company, must do that which is in the best interests of the Company. The ICEO position is exempt from state and federal wage and hour laws applicable to non-exempt employees.  There is no limit to the number of working hours, and the EXECUTIVE is not entitled to overtime pay, standby allowance, or paid time off in lieu of overtime.

4.2  The EXECUTIVE must not, without the prior written consent of the Board or, following appointment to a Successor Position, the Managing Director of CBD, engage in any other employment or engagement, whether remunerated or not, that is inconsistent with EXECUTIVE’S duties and obligations under this Agreeement..

4.3  During the employment, the EXECUTIVE must not have any interests in any other business activity, directly or indirectly, that are inconsistent with EXECUTIVE’S duties and obligations under this Agreeement, without the prior written consent of the Board or, following appointment to a Successor Position, the Managing Director of CBD.   However, the EXECUTIVE is entitled to make, and need not disclose to Employer, normal capital investments in assets, which are usually the subject of such investment, and which do not include personal working efforts of any kind and/or decisive influence.

4.4  EXECUTIVE may have opportunities from time to time to fulfill directorships and honorary offices and may do so subject to the consent of Employer, which consent shall not be unreasonably withheld.

4.5  For purposes of Section 4.2 and 4.3 herof, determination of whether EXECUTIVE’s employment, engagement or interests in a business activity are inconsistent with EXECUTIVE’s duties and obligations under this Agreement shall be at the sole discretion of the Board or, following appointment to a Successor Position, the Managing Director of CBD.

5  Place of work
5.1  The EXECUTIVE’s normal place of work will be the address of the Company, which address may change from time to time but shall be reasonably proximate to the Northern California Bay Area (“Home Region”).  However, the EXECUTIVE may be required to work from time to time at the premises of customers, business partners, CBD and its subsidiaries etc. The employment also involves travelling in the United States and abroad.

6  Remuneration
6.1  The EXECUTIVE’s annual gross salary is $225,000 (“Base Salary”).  While EXECUTIVE is serving as ICEO, she shall be paid incrementally in arrears in accordance with the Company’s standard payroll practices for exempt executive employees.  Following consummation of the Merger (as defined below), EXECUTIVE’s annual gross salary shall be adjusted to a level consistent with similar positions of responsibility and authority as determined from time to time by the Compensation Committee of CBD and confirmed in writing as a modification to this  Employment Agreement, signed by EXECUTIVE and by an authorized agent of CBD, provided however, that such annual gross salary shall not be less than the Base Salary during the term of this Agreement.  In the event of EXECUTIVE’s appointment to a Successor Position, EXECUTIVE shall be paid in a manner consistent with the standard payroll practices for exempt executive employees of the Successor Employer, provided that payment shall be no less than 1/12 of the annual salary, paid monthly in arrears and paid no later than the last business day of each month by live check or, if the EXECUTIVE so directs, by direct deposit to an account designated by the EXECUTIVE.

6.2  In addition to the compensation referenced in paragraph 6.1, the EXECUTIVE shall be eligible for bonus compensation to be set at the sole discretion of the Company’s compensation committee for the period when EXECUTIVE is serving as ICEO.  Thereafter, if EXECUTIVE is serving in a Successor Position, such bonus compensation shall be set at the sole discretion of the Managing Director of CBD.  In each instance, the target bonus amounts and performance criteria shall be set and communicated in writing to EXECUTIVE within 30 days following the appointment of EXECUTIVE and thereafter at the beginning of the fiscal year.  The Board has determined that in lieu of other annual bonus amounts established for EXECUTIVE, a target bonus amount for the services of EXECUTIVE in the position of ICEO through the end of such term, or the year ending December 31, 2012 if later, is up to $100,000, of which 50% shall be payable in stock of the Company or Successor Employer issued at the VWAP (Volume Weighted Average Price) for the 10 trading days preceding the consummation of the transaction and 50% of which shall be payable in cash in the last payroll distribution of December 2012.  The actual amount of the 2012 ICEO bonus compensation shall be based on meeting the specific objectives set forth on Schedule A; such objectives shall be mutually agreed upon by the parties and Schedule A completed within 30 days of the execution of this Agreement.

6.3  Annual bonus targets for Successor Positions shall be not less than 45% of the EXECUTIVE’S Base Salary.

7  Entertainment and travel expenses
7.1  The EXECUTIVE’s costs in connection with travel and entertainment in the interest of Employer will be refunded by the Employer subject to receipts in accordance with the guidelines and policies in force from time to time in the Company or Successor Employer.

8  Vacations and Public Holidays
8.1  The EXECUTIVE shall receive paid vacation and paid holidays, to accrue and be taken in accordance with the standard policies and practices of the Company or the Successor Employer.  The EXECUTIVE is entitled to four (4) weeks’ (twenty (20) business days’) vacation with pay per calendar year.  The EXECUTIVE is entitled to payout of any unused accrued paid vacation balance at the time of termination of employment under this Employment Agreement.

8.2  While serving as ICEO, EXECUTIVE shall coordinate the scheduling of paid vacation with the Board and the CBD Liaison.  In any Successor Position, vacation scheduling should be coordinated with the Managing Director of CBD or his delegatee.

8.3  The EXECUTIVE is entitled paid Company holidays in accordance with the policies of the Company or Successor Employer, as applicable.  The EXECUTIVE will not be entitled to additional compensation for holidays upon termination of employment.

9  Health Insurance; Life Insurance; Other Benefits
9.1  While serving as ICEO, the EXECUTIVE shall be entitled to participate in Company-sponsored health insurance plan(s) in accordance with the Company’s standard policies and procedures, which are subject to change in the Company’s sole discretion.

9.2  While serving as ICEO, EXECUTIVE shall be entitled to participate in Company-sponsored life insurance plan(s) in accordance with the Company’s standard policies and procedures, which are subject to change in the Company’s sole discretion.  The EXECUTIVE agrees fully to cooperate with the Company in connection with any application for life insurance that the Company may wish to pursue in order to obtain life insurance relating to the EXECUTIVE, including, but not limited to, submission to a medical examination as reasonably may be required by the prospective insurer(s).

9.3  While serving as ICEO, the EXECUTIVE shall be entitled to receive other Company-sponsored benefits as other full-time Company employees may receive, as may be announced by the Company from time to time, in its sole discretion, and on terms that are subject to change in the Company’s sole discretion.

9.4  While serving in a Successor Position, EXECUTIVE will be entitled to the benefits set forth in Sections 9.1, 9.2 and 9.3 hereof in accordance with the standard practices and policies of the Successor Employer; provided however, that such benefits are no less than provided by the Company while EXECUTIVE served as ICEO.

9.5  The Company acknowledges that EXECUTIVE has been and shall continue as a participant in the Westinghouse Solar, Inc. 2006 Stock Incentive Plan and prior awards under the Westinghouse Solar, Inc. 2006 Stock Incentive Plan shall not be affected by this Agreement.  On the Effective Date of the Merger, EXECUTIVE shall receive a restricted stock grant of CBD Stock having a market value on the date of consummation of the Merger of $150,000, which grant shall vest 1/3 at the end of calendar years 2012, 2013 and 2014 if Executive remains employed by CBD or an affiliate of CBD.   This stock award shall be subject to the terms and conditions of any stock equity compensation plan adopted by CBD or subject to the terms and conditions placed on the stock award by CBD’s board of directors or granting body.

9.6  EXECUTIVE shall be eligible to receive stock, option and other incentive awards for CBD executive management as may be granted by the CBD Compensation Committee, at its discretion, from time to time.  These awards, if granted, shall be subject to the terms and conditions set by the CBD Compensation Committee and the applicable incentive plans.

9.7  EXECUTIVE shall be entitled to participate in any Company sponsored 401(k) Plan, subject to the terms and conditions of the applicable Plan.

10  Illness/Disability
10.1  Subject to applicable law, Employer may terminate this Employment Agreement due to undue hardship to the Employer, subject to one month’s written notice effective from the end of a month, if, due to illness or disability, the EXECUTIVE has been unable to perform the obligations as ICEO during a consecutive period of two months or in total three months within a period of 12 months.  In such event, the EXECUTIVE shall receive, as severance compensation, the salary provided for in this Agreement through a date that is 24 months after the Effective Date of this Agreement, provided that on or before the 30th day following the termination of employment, the EXECUTIVE has signed a Severance Agreement and Release substantially in the form attached hereto as Schedule D, or in a form as otherwise reasonably may be presented by the Company or Successor Employer and it has become effective.

10.2  While serving as ICEO, the EXECUTIVE will receive paid sick leave in accordance with the Company’s standard practices and procedures.  Thereafter, while serving in a Successor Position, EXECUTIVE will receive paid sick leave in accordance with the standard practices and policies of the Successor Employer, provided that such benefits shall be no less than those of the Company while EXECUTIVE was serving as ICEO.  Paid sick leave does not accrue as a vested right, and any accrued but unused balance will not be paid out upon termination of the employment.

11  Confidentiality, duty of loyalty, protection of trade secrets and other information, and return of materials
11.1  The EXECUTIVE has a duty of confidentiality with respect to everything that the EXECUTIVE may learn in connection with the performance of the EXECUTIVE’s duties, including, but not limited to, the confidential and proprietary trade secret information, financial information, business information, customer lists, customer information, inventions, and intellectual property of Employer. The duty of confidentiality shall apply and continue to apply after termination of the employment.

11.2  During the period of employment – including during any notice period – the EXECUTIVE is obliged to observe a duty of loyalty towards the Company and any Successor Employer.

11.3  Failure to observe the EXECUTIVE’s duty of confidentiality and loyalty may have consequences for the EXECUTIVE’s employment, including discipline up to and including termination without notice, for cause.

11.4  Upon the actual termination of the employment – irrespective of cause – the EXECUTIVE must return to Employer all materials and assets in the EXECUTIVE’s possession which relate to the employer’s activities. No lien may be exercised on any materials belonging to any Employer.

11.5  The EXECUTIVE may not, during the period of employment, access, use, exploit, and/or disclose the Employer’s confidential and proprietary trade secret information, financial information, business information, employee lists, customer lists, customer information, inventions, and/or intellectual property, for any reason other than in furtherance of the Employer’s interests. The EXECUTIVE may not, after the period of employment, access, use, exploit, and/or disclose the Employer’s confidential and proprietary trade secret information, financial information, business information, employee lists, customer lists, customer information, inventions, and/or intellectual property, for any reason. The purpose of this provision is to protect, to the maximum extent provided by law, the Employer’s rights and interests in its proprietary and confidential trade secret information. Any breach of the provisions of this clause 11.5 is cause for the Employer’s termination of this Employment Agreement without notice, and also may be subject to injunction as may be available subject to clause 19. In the event of a breach of this Section 11.5, Employer may from apply other statutory or common law relief, including injunction as may be available subject to clause 19.

12  Non-competition clause
12.1  During the employment, the EXECUTIVE is not entitled to commence any activities or, directly or indirectly, be engaged in any activities (as owner, director, employee, agent, consultant or the like) which, directly or indirectly, compete with the activities of the Employer or any group-affiliated companies.

12.2  No separate compensation is paid for undertaking this non-competition clause.

12.3  The non-competition clause will apply globally.

12.4  Any breach of the non-competition clause is cause for the Employer’s termination of this Employment Agreement without notice, and also may be subject to injunction as may be available subject to clause 19. Payment by the EXECUTIVE of damages will not cause the non-competition clause to terminate and will not exclude the Employer from applying other statutory or common law relief, including injunction as may be available subject to clause 19.

13  Non-solicitation (non-poaching) clause
13.1  During the employment and for a period of 12 months after termination of the employment calculated from the last day the EXECUTIVE receives salary, the EXECUTIVE is not entitled, directly or indirectly, to
  Solicit any Colleague to breach any terms of any employment agreement the Colleague may have with the Employer
  Solicit any Colleague to become employed with or affiliated to a company, in which the EXECUTIVE, directly or indirectly, through employment, ownership, directorship or in any other way can exercise any influence on that company’s employment of employees, including as adviser, or in any other way solicit a Colleague to resign from the employment in the Employer.
13.2  A “Colleague” is understood to be an employee or manager employed by the Employer or any affiliate thereof.

13.3  Any breach of the non-solicitation (non-poaching) clause may be subject to injunction as may be available subject to clause 19. Payment by the EXECUTIVE of damages will not cause the non-solicitation (non-poaching) clause to terminate and will not exclude the Company from applying other statutory and/or common law relief, including injunction as may be available subject to clause 19.

14  Intellectual property rights
14.1  Without paying separate remuneration, the Employer has the exclusive right to ownership and/or exploitation of any and all intellectual property rights in inventions, productions, production methods, know how, designs, patterns, patents, trademarks or other marks, proprietary rights and other intellectual property rights or assets which the EXECUTIVE may, during his/her employment, develop or contribute to the development of, and the title and any other ownership and/or exploitation right belongs to the Employer without separate remuneration.

14.2  The EXECUTIVE should immediately inform the Employer if the rights referred to in clause 14.1 are or may be expected to be developed completely or partially by the EXECUTIVE.

14.3  The EXECUTIVE is obliged to sign declarations and permits and carry out all other actions required for the purpose of transfer, assignment, registration or procurement of any such intellectual property rights in the name of the Employer.

14.4  In connection with his/her employment with the Employer, the EXECUTIVE agrees to execute a PROPRIETARY INFORMATION, WORKS-FOR-HIRE, AND OTHER INVENTIONS AGREEMENT (“Inventions Agreement”), a form of which is attached hereto as Schedule C.  The Inventions Agreement shall, to the fullest extent possible, be read in harmony with this Employment Agreement and any Inventions Agreement previously signed by EXECUTIVE in connection with her employment with the Company or any of its predecessors, and if there is any conflict between or among the Agreements referenced in this clause 14.4, the last signed Inventions Agreement will control as to the terms and conditions contained therein

15  Information security
15.1  The EXECUTIVE is obliged in every respect to observe the general and specific directions on information security, including directions concerning use of e-mail and the internet which at any time may appear from the Employer’s directions on information security, employee handbook or personal instructions. Failure to observe these directions may have consequences for the EXECUTIVE’s employment, including, but not limited to, discipline up to and including termination of this Employment Agreement without notice, for cause.

15.2  EXECUTIVE hereby acknowledges that she has no right or expectation of privacy in her use of any and all Employer software, hardware, communications systems (including, but not limited to, telephone, email, or internet) or any other Employer property, and that the EXECUTIVE’s use of any such software, hardware, communications systems, or any other Employer property may be subject to unannounced and undisclosed monitoring, review, and/or supervision, at any time.

16  Termination
16.1  The EXECUTIVE’s employment is at will and may be terminated by either the EXECUTIVE or the Employer, without notice or cause.  In the event of termination by the Employer without cause (as “cause” is set forth in this Employment Agreement), or in the event that the Successor Position is not reasonably acceptable to EXECUTIVE following a 14-day period commencing the day after EXECUTIVE notifies the Employer, in writing, that the Successor Position is not reasonably acceptable, to allow (a) good faith efforts by EXECUTIVE and Employer to negotiate the terms and conditions of any Successor Position, which negotiated terms and conditions EXECUTIVE shall not unreasonably refuse, and/or (b) Employer’s opportunity, at Employer’s option, to modify the existing Employment to meet EXECUTIVE’s reasonable requirements, then the EXECUTIVE shall receive, all wages and accrued but unpaid vacation and bonus compensation (set forth in 6.2 and 9.5) through the date of termination (Final Wages”) on the termination date, provided that to the extent any bonus compensation that is earned as of the date of termination is payable at a later date consistent with Employer’s customary compensation policies and practices, then such bonus compensation will be paid at the later date as provided by such customary compensation policies and practices.  In addition, as severance compensation, EXECUTIVE shall receive a continuance of the Base Salary (not bonus compensation) provided for in this Agreement, payable according to the Employer’s  regular payroll schedule, policies, and practices, through a date that is 24 months after the Effective Date of this Agreement, provided that on or before the 30th day following the date of EXECUTIVE’S termination of employment, the EXECUTIVE has signed a Severance Agreement and Release substantially in the form attached hereto as Schedule D, or in a form as otherwise reasonably may be presented by the Employer, and it has become effective.  If a Successor Position is that of CEO, COO, CFO or similar senior executive position for the Company or another division of CBD and EXECUTIVE can perform such role without the necessity of relocating from the Home Region, it shall be deemed reasonably acceptable for purposes of this Section 16.1.

16.2  In the event of termination of the EXECUTIVE’s employment for cause (as “cause” is set forth in this Agreement) or in the event of the EXECUTIVE’s voluntary resignation from employment from the Employer, no severance compensation shall be payable to the EXECUTIVE.

16.3  In the event of Serious Misconduct by the EXECUTIVE as defined in Schedule B and determined by the Employer in its sole discretion to have occurred, the EXECUTIVE may be summarily terminated, for cause, and without warning or advance notice.

16.4  If the Employer or the EXECUTIVE commits a material breach of the obligations of this Employment Agreement, the other party is entitled to terminate the Agreement without notice.  If the Employer terminates the EXECUTIVE’s employment under this Agreement pursuant to this paragraph 16.4, such termination shall constitute termination for cause.

17  Miscellaneous
17.1  The EXECUTIVE shall inform the Employer of the EXECUTIVE’s current private address.

17.2  Rules, Policies and Procedures:  Subject to giving the EXECUTIVE prior notice, the Employer shall be entitled to introduce, vary or cancel company rules, policies and procedures at its discretion. All such rules, policies and procedures shall bind the EXECUTIVE who shall fully observe and comply with the same at all times during the employment.

17.3  Legal Advice: The EXECUTIVE acknowledges that she was given a reasonable opportunity to seek independent legal advice before entering into this Agreement.

17.4  Notices: Any notice to be given under this Agreement to the EXECUTIVE may be served by being handed to her personally or by being sent by courier to her at her usual or last known address; and any notice to be given to the Employer may be served by being left at or by being sent by courier to its office address noted herein.

17.5  Entire Agreement: This Employment Agreement constitutes the entire agreement and understanding between the Parties and supersedes any prior arrangements, understandings or agreements (whether oral or written) between them relating to the subject-matter of this Employment Agreement.

17.6  No Waiver: No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Employment Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

17.7  Modification: No modification of this Employment Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties or as otherwise provided in this Employment Agreement.  ”Modification” shall include any amendment, variation, supplement, deletion, termination or replacement however effected.

17.8  Counterparts:  This Employment Agreement may be executed in any number of counterparts (including facsimile copies) all of which, when taken together, shall constitute one and the same instrument. A party may enter into this Employment Agreement by executing any counterpart.

17.9  Survival: If one or more of the provisions of this Employment Agreement is deemed to be invalid or unenforceable, the remaining provisions of this Employment Agreement will not be affected and will continue in full force and effect.

17.10  Collective Agreements: There are no collective agreements that directly affect the terms and conditions of the employment of the EXECUTIVE under this Employment Agreement.

18  Choice of law and venue
This Employment Agreement is governed by, and to be interpreted under, the laws of the State of California, and that, subject to any procedural rules as may apply pursuant to clause 19 hereof, any dispute arising in relation to the Employment Agreement should be settled at the venue (city, county, state and country) of the Company.

19  Mandatory Arbitration
19.1  The Parties agree that they shall submit any and all employment-related disputes between them, including, but not limited to, disputes relating to the interpretation of this Agreement, to binding arbitration, on the following terms:

(a)
Arbitration.  In consideration of the EXECUTIVE’s employment with the Employer, the Employer’s mutual promise hereby to arbitrate all employment-related disputes, and the EXECUTIVE’s receipt of the compensation and other benefits paid to the EXECUTIVE by the Employer, at present and in the future, the EXECUTIVE agrees that any and all controversies, claims, or disputes with anyone (including the Employer and any employee, officer, director, shareholder or benefit plan of the Employer in their capacity as such or otherwise) arising out of, relating to, or resulting from employment with the Employer or the termination of employment with the Employer, including any breach of this agreement, shall be subject to binding arbitration under the arbitration rules set forth in the California Code Of Civil Procedure section 1280 through 1294.2, including sections 1281.8 and 1283.05 (the “Rules”) and pursuant to California law.  Disputes which the Parties mutually agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment And Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination, any statutory claims, and any claims under the Proprietary Information, Works-for-Hire, and Other Inventions Agreement in the form attached hereto as Schedule C., which the EXECUTIVE herein agrees to execute as a condition of his/her employment. The EXECUTIVE further understands that this agreement to arbitrate also applies to any disputes that the Employer may have with the EXECUTIVE, including under any of the foregoing authorities and agreement.

(b)
Procedure.  The Parties agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes.  A true and correct copy of the AAA’s Employment Arbitration Rules is attached hereto as Schedule E.  A current version of the Rules may be accessed at http://www.adr.org/sp.asp?id=32904.  The Parties agree that the arbitrator shall have the power to issue any ruling that a court could issue, including, without limitation, deciding any motions brought by any party to the arbitration (including motions for summary judgment and/or adjudication and motions to dismiss and demurrers) prior to any arbitration hearing.  The Parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, that a court could award, as are available under applicable law.  The Parties agree that the Employer will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that the EXECUTIVE shall pay the first $200.00 (two hundred United States Dollars) of any filing fees associated with any arbitration that the EXECUTIVE initiates.  The Parties agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s national rules for the resolution of employment disputes conflict with the Rules, the Rules shall take precedence.  The Parties agree that the decision of the arbitrator shall be in writing.

(c)
Remedy.  Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Parties. Accordingly, except as provided for by the Rules and this Agreement, neither of the Parties will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the company to adopt a policy not otherwise required by law that the company has not adopted.

(d)
Administrative Relief. The EXECUTIVE understands that this agreement does not prohibit him/her from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board.  This agreement does, however, preclude the EXECUTIVE from pursuing court action regarding any such claim (except as may be provided by the Rules).

(e)
Voluntary Nature of Agreement.  The EXECUTIVE acknowledges and agrees that she is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else.  The EXECUTIVE further acknowledges and agrees that she has carefully read this Agreement and that she has asked any questions needed for her to understand the terms, consequences and binding effect of this agreement and fully understand it, including that the EXECUTIVE is waiving her right to a jury trial.  Finally, the EXECUTIVE agrees that she has been provided an opportunity to seek the advice of an attorney of her choice before signing this Agreement, and that the EXECUTIVE has had the opportunity to ask questions regarding and negotiate the contents of this Mandatory Arbitration provision, including negotiating, on an arms-length basis, the issue of inclusion of this Mandatory Arbitration provision in this Employment Agreement.

This Employment Agreement is signed in three identical copies, of which each party receives one.

On behalf of the Company:

Date: May 7, 2012

/s/ Ed Roffman
Ed Roffman
Title: Authorized Singatory
Executive:

Date: May 7, 2012

/s/ Margaret Randazzo
Margaret Randazzo

Conditional and Limited Acknowledgement and Agreement

Conditioned upon (a) the full execution of this Agreement by Company and EXECUTIVE, and (b) the consummation of the Merger (as such term is defined in the Merger Agreement referenced in this Employment Agreement) and closing of all transactions contemplated in the Merger Agreement, CBD Energy Limited (“CBD”) acknowledges and agrees to the provisions set forth in Clauses 9.5 and 9.6, above.  If the Merger is not consummated and closed (pursuant to the terms of the Merger Agreement) and/or the Merger Agreement is terminated for any reason, this Conditional and Limited Acknowledgement and Agreement shall be invalid, void, and of no force or effect.

CBD’s execution hereof does not constitute an offer or guarantee of employment, nor an agreement to employ, EXECUTIVE, nor does it extend to EXECUTIVE any rights or benefits as against CBD other than those that are set forth in Clauses 9.5 and 9.6, above.

On behalf of CBD:

Date: May ___ ,2012

_______________________________ Name: Title:

SCHEDULE A – 2012 ICEO PERFORMANCE OBJECTIVES

[To be completed]

SCHEDULE B – SERIOUS MISCONDUCT

The EXECUTIVE recognizes the special nature of the services to be provided.  Due to the growing nature of the business, and the need for harmony, co-operation, and co-ordination in the Company, the EXECUTIVE accepts that certain types of misconduct may be treated more seriously than in other types of contracts.  At all times during the course of the Employment Agreement, EXECUTIVE acknowledges that s/he is representing the Company.  Without limitation, and subject to applicable law, the following may be considered Serious Misconduct, and may result in the employment being terminated without warning or advance notice:

(a)           publicly criticizing or bringing into disrepute the Company or any of its affiliates;

(b)           aggressive, bullying, or harassing behaviour;

(c)           criminal behaviour;

(d)           civil disorder;

(e)           theft, or unauthorized possession or removal of the Company’s property;

(f)           accepting or failing to report any bribes or attempts to bribe;

(g)
violation of the Company’s policies applicable to employees and those provisions of the Code of Conduct and Ethics adopted by Company that are specifically applicable to the Company’s officers and directors ;

(h)           breach of this Agreement;

(i)           wilfully failing to obey a reasonable direction of the Company without providing to the Company reasonable grounds for failure to obey; or

 (j)           knowing use of drugs or alcohol in a manner prohibited by the Company.

The determination of whether Serious Misconduct has occurred shall be made by the Company in its sole discretion and shall be binding on the EXECUTIVE.

END OF SCHEDULE B

SCHEDULE C – FORM OF PROPRIETARY INFORMATION,

WORKS-FOR-HIRE, AND OTHER INVENTIONS AGREEMENT

PROPRIETARY INFORMATION, WORKS-FOR-HIRE,

AND OTHER INVENTIONS AGREEMENT

In consideration and as a condition of my employment, continued employment, or consulting relationship by Westinghouse Solar, Inc., its subsidiaries, successors or assigns (the “Company”), and the compensation paid therefor, I hereby agree as follows:

1.

1.            Nondisclosure.

1.1       Recognition of Company's Rights; Nondisclosure.  At all times during my engagement and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2            Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary works of authorship, knowledge, data, designs or information of the Company.  By way of illustration but not limitation, "Proprietary Information" includes (a) patents, trademarks, trade secrets, inventions, copyrights, mask works, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, artwork, techniques, and any other intellectual property that is protectable under United States or foreign laws (hereinafter collectively referred to as "Inventions"); (b) research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees and others working with the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3            Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information"), including, but not limited to, works of authorship, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my engagement and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4            No Improper Use of Information of Prior Employers and Others.  During my engagement by the Company I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.       Assignment of Works for Hire and Other Inventions.

2.1            Proprietary Rights.  The term "Proprietary Rights" shall mean all copyright, trade secret, patent, mask work and other intellectual property rights throughout the world.

2.2            Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my engagement with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions").  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my engagement with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3            Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my engagement with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4            Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5            Obligation to Keep Company Informed.  During the period of my engagement and for six (6) months after termination of my engagement with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of engagement.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6            Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7            Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my engagement and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8            Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my engagement, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.       Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my engagement at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.       Additional Activities.  I agree that for the period of my engagement by the Company and for one (l) year after the date of termination of my engagement by the Company I will not solicit any employee of the Company or any of its affiliates or, to the extent it is protected by trade secret or other applicable law, the business of any client or customer of the Company (other than on behalf of the Company).

5.       No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an independent contractor of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my engagement by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.       Return of Company Documents.  When I leave the engagement with the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.       Legal and Equitable Remedies.  Subject to Section 10.7 hereof, because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other provisional relief pursuant to California Code of Civil Procedure Section 1281.8, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.       Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.       Notification of New Employer.  In the event that I leave the engagement of the Company, I hereby consent to the notification of any new contractor or employer by the Company of my rights and obligations under this Agreement.

10.       General Provisions.

10.1            Governing Law.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

10.2            Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3            Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4            Survival.  The provisions of this Agreement shall survive the termination of my engagement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5            Engagement.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of engagement by the Company, nor shall it interfere in any way the Company’s right to terminate my engagement.

10.6            Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7.           Mandatory Arbitration.  The Company and I agree that all disputes between us, including all agreements made herein and in the Employment Agreement relating to my employment with the Company (to which a form of this Agreement is attached as Schedule C), shall be submitted to mandatory arbitration before the American Arbitration Association, as set forth in the Section 19 of the Employment Agreement (a form of which is attached hereto as Exhibit C).  I understand that by submitting all disputes to mandatory arbitration, the Company and I mutually are waiving our right to a jury trial or any other relief from court except for provisional relief as provided by California Code of Civil Procedure Section 1281.8.

10.8           Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as an employee or independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my engagement with the Company.

I have read this Agreement carefully and understand its terms.  I have completely filled out Exhibit B to this Agreement.

Dated:  May 7, 2012

/s/ Margaret Randazzo

MARGARET RANDAZZO

ACCEPTED AND AGREED TO:

Westinghouse Solar,  Inc.

By:  /s/ Ed Roffman

Name: Ed Roffman

Title:  Chair, Special Committee of Westinghouse Solar Board of Directors

Dated:   May 7, 2012

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:  /s/ Margaret Randazzo

(Signature)

Margaret Randazzo

 (Printed Name)

Date: May 7, 2012

Witnessed by:

/s/ Jessica Wyckoff

Jessica Wychoff

(Printed Name of Representative)

Exhibit B

TO:  Westinghouse Solar, Inc.

FROM:  Margaret Randazzo

DATE:  May 7, 2012

SUBJECT:  Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my engagement by Westinghouse Solar, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒  No inventions or improvements.

☐           See below:

☐           Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement                                                                           Party(ies)                      Relationship

1.

2.

3.

☐           Additional sheets attached.

Exhibit C

FORM OF EMPLOYMENT AGREEMENT

END OF SCHEDULE C

SCHEDULE D – FORM OF SEVERANCE AGREEMENT AND RELEASE

___________, 2012

BY [METHOD OF DELIVERY]

To Employee Age 40 or Over

[address]

Re:           Separation Agreement

Dear _______________________:

This letter sets forth the terms of the separation agreement (the “Agreement”) that _______________________ (the “Company”) is offering to you in connection with your employment transition.

1.            Separation Date.  Your last day of employment and your employment termination date is ____________________ (the “Separation Date”).  On the Separation Date, the Company will provide you with your final pay, which includes payment of base salary and any accrued and unused vacation time as of the Separation Date.  You are entitled to these payments by law.

2.            Severance Compensation.

                      (a)  Payment of Severance Compensation.  Although the Company is not otherwise obligated to do so, if you timely sign, date, and return this fully signed Agreement to the Company no later than _________________ and allow it to become effective, and you comply with your obligations hereunder, the Company will pay you severance compensation in the form of a continuance of the base salary (not bonus compensation) provided for in the Employment Agreement entered into between you and the Company effective ____________, 2012, payable according to the Company’s regular payroll schedule, policies, and practices, through a date that is 24 months after the effective date of the Employment Agreement, subject to applicable deductions and withholdings (the “Severance Compensation”).  Payment of the Severance Compensation will be made in accordance with the Company’s regular payroll schedule, commencing ____ business days following the Effective Date of this Agreement (as defined in Section 13(d)).  The first installment of the Severance Compensation will include retroactive payment of any compensation that would have accrued after the termination date and would have been payable to you on the Company’s regular payroll schedule but for the termination of the employment.

                      (b)  Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The payment of the Severance Compensation is intended to be interpreted and applied so that the payment either (i) shall be exempt from the requirements of Section 409A of the Code, as amended, and the regulations promulgated thereunder or (ii) shall comply with the requirements of such provision (including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.)  In addition, each payment shall be considered a separate payment for purposes of Section 409A

                      (b)  Short-term Deferral under Code Section 409A.  If the Severance Compensation payment does not qualify as a short-term deferral under Section 409A and Treasury Regulation ("Treas. Reg.") §1.409A-1(b)(4) or any similar or successor provisions, and you are a specified employee (as defined in Section 409A and Treas. Reg. 1.409A-1(c)(i) or any similar or successor provisions) as of the Separation Date, distributions to you may not be made before the date that is six (6) months and one (1) day after the Separation Date or, if earlier, the date of the your death (the "Six-Month Delay Rule"). Payments to which you would otherwise be entitled during the first six months following the Separation Date (the "Six-Month Delay") will be accumulated and paid on the first day of the seventh month following the Separation Date.

                      (c)  Lump Sum Payments during Six Month Delay under Code Section 409A.  Notwithstanding the Six-Month Delay Rule set forth above, to the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) or any similar or successor provisions, during the Six-Month Delay, the Company will pay to you in a lump sum an amount equal to the lesser of (i) the total termination benefits provided in Sections 2(a) above, or (ii) the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Separation Date occurs, and (B) the sum of the your annual base salary based upon the annual rate of pay for services provided to the Company for the taxable year preceding the taxable year of the Separation Date; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment of termination benefits required to be made to you by the Company under this Section 2.

3.            Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.

4.            Stock Options.  The Company and Employee have entered into _____<#> Stock Option Agreements, each granting Employee the option to purchase shares of the Company's common stock subject to the terms and conditions of the __________________________ [Stock Option / Stock Issuance Plan and the Stock Option Agreements (collectively the "Stock Agreements")].  The exercise of Employee's vested options and shares shall continue to be governed by the terms and conditions of the Company's Stock Agreements.

5.            Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for any final documented expenses pursuant to its regular business practice and reimbursement policy.

6.           No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date.  By way of example, except as otherwise referenced in this Agreement, you acknowledge and agree that you have not earned and are not owed any bonus, incentive compensation, commissions or equity.

7.           Return of Company Property.  You agree to return to the Company, no later than three (3) business days after the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, whether tangible or intangible, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part), as well as intangible property such as passwords, access codes, identification keys and/or any other information relating to the business of the Company in your possession, custody, knowledge and/or control.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with this Section 7 is a precondition to your receipt of the Severance Compensation.

8.            Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employee, contractor or consultant.

9.            Nondisparagement.  You agree not to disparage the Company, its products or services, business, technologies, market position, performance and other similar information concerning the Company, or the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any request for information to the extent required by legal process.

10.           Nonsolicitation of Employees.  You agree that, for one (1) year after the Separation Date, you will not solicit, urge, encourage, or attempt to solicit, urge or encourage, any employees or independent contractors of the Company to terminate or otherwise alter his or her employment or contractor relationship with the Company in order to obtain a new employment or contractor relationship with another entity or person.

11.            No Voluntary Adverse Action; and Cooperation.  To the extent allowed by law, you agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

12.    No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13.   Release of Claims.

       (a)           General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Compensation, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

       (b)           Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) except as expressly provided for and/or referenced in this Agreement, all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to any claims based on or arising from the Employment Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Civil Rights Act of 1991, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

       (c)           Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

       (d)           ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 13 is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

       (e)           Section 1542 Waiver.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

       (f)           Timing of Delivery of Release.  Subject to and without waiver of the execution and delivery timing requirements of paragraph 13(d), above, in order for the Release referred to herein to be effective under any circumstances, this Agreement must be executed by you and  delivered to the Company no later than the fiftieth (50th) day following the date your employment is terminated, and must not be revoked during the seven (7) days following such delivery (“Effective Release”).  If the Effective Release does not occur by the fifty-seventh (57th) day following the date your employment is terminated, your right to the Severance Compensation is forfeited.

   14   Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to any applicable law or Company policy, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

    15.           Job Verification.  Any and all requests by third parties for job verifications or references regarding your employment at the Company should be directed exclusively to the Company’s Human Resources personnel.  In response to any such requests, the Company’s response will be limited to confirming the starting and ending dates that you worked for the Company, and the last job title held by you.  No other information or reference will be provided.

    16.           Dispute Resolution.  To aid in the rapid and economical resolution of any disputes that may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear JAMS’ arbitration fees and administrative costs.  Consistent with the provisions of California Code of Civil Procedure Section 1281.8, nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.  This Section 15 shall supersede and replace any Agreement to Arbitrate Employment Disputes previously entered into between you and the Company.

    17.           Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.  You have the option to review this Agreement with legal counsel of your choice, at your expense.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

If this Agreement is acceptable to you, no later than twenty-one (21) days after your receipt of this Agreement, please sign below and return the signed Agreement to the Company.  If you do not sign and return this Agreement to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire.

Sincerely,

[COMPANY]

By:

      Name

      Title

Understood and Agreed:

[NAME]

Date: ______________________

END OF SCHEDULE D

SCHEDULE E – EMPLOYMENT ARBITRATION RULES

OF THE AMERICAN ARBITRATION ASSOCIATION